INVESTMENT ADVISORY AGREEMENT

                                     Between

                   THE AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO
                                       and
                          R. MEEDER & ASSOCIATES, INC.

     This Agreement is made the 28th day of February, 2000, by and between THE AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO, a business Portfolio organized and existing under the laws of the State of New York, operating as an open-end investment company (the "Portfolio"), and R. MEEDER & ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Ohio (the "Adviser").

                              W I T N E S S E T H :

     WHEREAS, the Portfolio is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Adviser is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Portfolio desires to retain the Adviser to render investment and supervisory services to the Portfolio in the manner and on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                        I

                            INVESTMENT RESPONSIBILITY

     (1) In providing the services and assuming the obligations set forth herein, the Adviser may, at its expense, employ one or more subadvisers. References herein to the Adviser shall include any subadviser employed by the Adviser. Any agreement between the Adviser and a subadviser shall be subject to the renewal, termination and amendment provisions of section V hereof.

     The Portfolio hereby retains the Adviser to supervise and assist in the management of the assets for the Portfolio and to furnish the Portfolio with a continuous program for the investment of the Portfolio's assets in accordance with the Portfolio's currently effective registration statement, including:


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          a. Recommendations as to specific securities to be purchased for or eliminated from the Portfolio, and

          b. Recommendations as to the portion of the Portfolio's assets that should be held uninvested.

     (2) Notwithstanding the generality of the foregoing, the Adviser may itself, and at its own expense, contract for such supplementary advisory and research services as it deems necessary or desirable to fulfill its obligations under paragraph (1) above, provided that any such contract shall have been approved by the Portfolio and the Holders of interests therein ("Holders") to the extent, and in the manner, required by the Investment Company Act of 1940, as amended.

     (3) The Adviser shall furnish to the Portfolio the services of one or more persons who shall be authorized by the Portfolio to place orders for the purchase and sale of securities for the account of the Portfolio. Acting through a person so authorized by the Portfolio, the Adviser shall place such orders for the Portfolio.

     (4) Notwithstanding the generality of paragraph (3) above, and subject to the provisions of paragraphs (5) and (6) below, the Adviser shall endeavor to secure for the Portfolio the best possible price and execution of every purchase and sale for the account of the Portfolio. In seeking such best price and execution the Adviser shall use its own judgment as to the implementation of its own investment recommendations, including the Adviser's judgment as to the time when an order should be placed, the number of securities to be bought or sold in any one trade that is a part of any particular recommendation, and the market in which an order should be placed.

     (5) The Adviser shall use its own judgment in determining the broker-dealers who shall be employed to execute orders for the purchase or sale of securities for the Portfolio, in order to:

          a. Secure best price and execution on purchases and sales for the Portfolio; and

          b. Secure supplemental research and statistical data for use in making its recommendations to the Portfolio.

     (6) The Adviser shall use its discretion as to when, and in which market, the Portfolio's transactions shall be executed, in order to secure for the Portfolio the benefits of best price and execution, and supplemental research and statistical data. The use of such discretion shall be subject to review by the Trustees of the Portfolio at any time and form time to time. The Portfolio, acting by its Trustees, may withdraw said discretion at any time, and may direct the execution of portfolio transactions for the Portfolio in any lawful manner different from that provided for herein. Until a decision is made to withdraw or limit the discretion herein granted, the Adviser shall not be liable for any


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loss suffered by the Portfolio through the exercise by the Adviser of that discretion unless the Adviser shall be guilty of gross negligence or willful misconduct.

                                       II

                          ADMINISTRATIVE RESPONSIBILITY

     During the continuance of this Agreement, Adviser shall provide the Portfolio with a continuous program of general administration including:

          a. Office space, equipment, supplies and utility services as shall be required to conduct Portfolio business;

          b. The provision and supervision of all persons performing the executive, administrative, and clerical functions necessary for the conduct of the Portfolio's business except as set forth in g., below;

          c. The supervision of accounting, and of records and record-keeping for the Portfolio;

          d. The preparation and distribution of mandatory reports to Holders and regulatory bodies;

          e. The supervision of the daily net asset value of the Portfolio;

          f. The preparation and distribution on behalf of the Portfolio of notices of shareholder and Trustee meetings, agendas, proxies, and proxy statements; and

          g. Other facilities, services, and activities necessary for the conduct of the Portfolio's business, except for services by the Portfolio's Custodian, Registrar, Transfer Agent, Accounting Services Agent, Dividend Disbursing Agent, Auditors, and Legal Counsel.

                                       III

                             ALLOCATION OF EXPENSES

     The Adviser shall pay the Portfolio's pro rata share of the cost and expenses of the following services, facilities and activities: necessary office space, equipment, supplies, utility services and all other ordinary office expenses; the salaries and other compensation of the Portfolio's Trustees, officers and employees who are affiliated persons of the Adviser; and fees for supplementary advisory and research services performed for the Adviser. The Portfolio shall pay all other expenses incurred in the organization and operation of the Portfolio and the continuous offering of interests in the Portfolio, including, but not limited to, the following:


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          a. The Portfolio's pro rata share of the fees and expenses of counsel in connection with the organization of the Portfolio.

          b. The regular fees or special charges of any Custodian, Transfer Agent, Registrar, Accounting Services Agent or Dividend Disbursing Agent allocable to the Portfolio.

          c. The Portfolio's pro rata share of the compensation or fees of the Portfolio's auditors and legal counsel, and compensation and costs relating to legal or administrative proceedings or to litigation.

          d. Income, franchise, stock transfer and other taxes attributable to the Portfolio.

          e. Initial or renewal fees payable to governmental agencies in connection with the filing of reports, notices, registration statements, and other material required to be filed in connection with the Portfolio's business.

          f. The Portfolio's pro rata share of any insurance or bond premiums.

          g. The Portfolio's pro rata share of association dues or assessments.

          h. Brokerage fees or commissions on all Portfolio transactions.

          i. The Portfolio's pro rata share of interest on borrowed Portfolios or otherwise.

          j. Any extraordinary expenses attributable directly to the Portfolio.

                                       IV

                                  COMPENSATION

     The Portfolio shall pay the Adviser a fee, based on the value of the net assets of the Portfolio determined in accordance with the Portfolio's Declaration of Portfolio, and computed as follows:

     (a) The annual advisory fee (the "Fee") shall be equal to the sum of (i) 0.75% of the Portfolio's first $200,000,000 in average daily net assets, (ii) 0.60% of the Portfolio's average daily net assets in excess of $200,000,000.

     (b) The amounts due the Adviser in payment of the Fee set forth above. The Fee will be accrued daily and shall be paid to the Adviser in pro rata monthly installments due and payable on the first business day of each calendar month.


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                                        V

                            DURATION AND TERMINATION

     (1) The term of this Agreement shall begin on the date first written above and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; if: (a) such continuation shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party; and (b) the Adviser shall not have notified the Portfolio, in writing, at least 60 days prior to the expiration of any term, that it does not desire such continuation. The Adviser shall furnish to the Portfolio, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

     (2) This Agreement may not be amended, transferred, sold or in any manner hypothecated or pledged, without the affirmative vote of a majority of the outstanding voting securities of the Portfolio, and this Agreement shall automatically and immediately terminate in the event of its assignment.

     (3) This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days' notice in writing to the other party, provided, that in the case of termination by the Portfolio such action shall have been authorized by resolution of the Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio.

                                       VI

                                  MISCELLANEOUS

     (1) The Adviser shall not deal with the Portfolio as broker or dealer but the Adviser may enter orders for the purchase or sale of the Portfolio's securities through a company or companies that are under common control with the Adviser, provided such company acts as broker and charges a commission that does not exceed the usual and customary broker's commission if the sale is effected on a securities exchange, or, 1 per centum of the purchase or sale price of such securities if the sale is otherwise effected. In connection with the purchase or sale of portfolio securities for the account of the Portfolio, neither the Adviser nor any officer or director of the Adviser shall act as a principal.

     (2) Except as expressly prohibited in this Agreement, nothing herein shall in any way limit or restrict the Adviser, or any officers, shareholders or employees of Adviser, from buying selling or trading in any security for its or their own account. Neither the Adviser nor any Officer or Director thereof shall


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take a short position in any interests of the Portfolio or otherwise purchase such interests for any purpose other than that of investment. However, the Adviser may act as underwriter or distributor provided it does so pursuant to a written contract approved in the manner specified in the Investment Company Act of 1940, as amended.

     (3) The Adviser may act as investment adviser to, and provide management services for, other investment companies, and may engage in businesses that are unrelated to investment companies, without limitation, provided the performance of such services and the transaction of such businesses does not impair the Adviser's performance of this Agreement.

     (4) The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates (including, but not limited to, loss sustained by reason of the adoption or implementation of any investment policy or the purchase, sale or retention of any security), except for loss resulting from willful misfeasance, bad faith or gross negligence of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

     (5) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to said Act. Specifically, the terms "vote by a majority of the outstanding voting securities", "annually", "interested person", "assignment", and "affiliated person", as used herein, shall have the meanings assigned to them by the Investment Company Act of 1940, as amended. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     (6) The Portfolio will provide the Adviser with all information concerning the investment policies and restrictions of the Portfolio as the Adviser may from time to time request or which the Portfolio deems necessary. In the event of any change in the investment policies or restrictions of the Portfolio, the Portfolio will promptly provide Adviser with all information concerning such change including, but not limited to, copies of all documents filed by the Portfolio with the Securities and Exchange Commission.

     (7) The Trustees, officers, employees and agents of the Portfolio shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.


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     (8) Except to the extent the provisions of this Agreement are governed by federal law, they shall be governed by the law of Ohio, without reference to its choice of law rules.

     (9) This Agreement represents the entire agreement between the parties hereto.

     (10) This Agreement may be executed in two or more counterparts, each of which shall be considered an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                     AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO


Attest:________________________           By:
         Secretary                            Vice President



                          R. MEEDER & ASSOCIATES, INC.

Attest:________________________           By:
                  Secretary                   Vice President and General Counsel